UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 3, 2019, EQT Corporation (the “Company”) issued the following news release: (the “June 3 News Release”) and subsequently mailed the letter included therein to the Company’s shareholders

NEWS RELEASE

EQT MAILS LETTER TO SHAREHOLDERS, HIGHLIGHTING STRONG FINANCIAL AND OPERATIONAL PERFORMANCE UNDER THE COMPANY’S NEW BOARD AND MANAGEMENT TEAM

•                  Urges Shareholders to Vote Today “FOR” All 12 of EQT’s Director Nominees on the GOLD Universal Proxy Card

PITTSBURGH — (June 3, 2019) — EQT Corporation (NYSE: EQT) today announced that it has mailed a letter to shareholders reviewing the strong operational and financial performance delivered by the Company’s new Board of Directors and management team. EQT’s letter stands in stark contrast with the recent nominee Q&A published by the Toby Rice Group, which was devoid of facts and relied on misleading, dated tropes about EQT.

“The comments by the Toby Rice nominees reveal a startling lack of insight into EQT’s operations and confirm that they do not understand that a significant transformation has already taken place at EQT,” said Rob McNally, EQT president and chief executive officer. “Despite having limited knowledge of EQT’s current operations, it is clear the Toby Rice nominees are solely committed to pursuing Toby’s vision to control EQT rather than thoughtfully evaluating the Company’s operations and exercising independent judgment. Shareholders will be best served by electing directors that will act only on an informed basis and in the best interests of ALL EQT shareholders instead of being beholden to one man and one idea.”

Highlights of EQT’s letter to shareholders include:

•                  Since EQT’s refreshed Board and management team assumed control in the fourth quarter of 2018, they have taken aggressive actions to transform EQT, optimizing lateral lengths, spacing and operating cadence, while reducing costs.

•                  The Company’s ambitious new strategic plan is working, as demonstrated by the tremendous progress achieved to date:

•                  45% year-over-year improvement in rig move efficiency (Q1’19 vs. Q1’18);

•                  25% reduction in drilling days / 1,000 ft vs. Q4’18;

•                  40% improvement in frac crew moves (Q1’19 vs. Q1’18); and

•                  70% reduction in completion non-productive time (Q1’19 vs. Q1’18).

•                  EQT is now among the Appalachian Basin’s low-cost leaders. The Company’s operational efficiency makes it a free cash flow machine.

•                  EQT has already delivered more than $300 million in adjusted free cash flow(1) over the past two quarters, and reduced net debt by approximately $500 million.

•                  The Company is on track to achieve $300 to $400 million in adjusted free cash flow(1) in 2019, and at least $2.9 billion of adjusted free cash flow(1) through 2023.

•                  Strong fundamentals and superior operating results are driving increased value for shareholders.

•                  No Appalachian peer has outperformed EQT since the refreshed Board and management team assumed control following the spin-off of Equitrans Midstream Corporation from EQT.

The EQT Board recommends that shareholders support the EQT team and strategy that are delivering results by voting on the GOLD universal proxy card “FOR” EQT’s 12 highly qualified director nominees.

(1) Non-GAAP financial measure, see disclosures below for definition and pricing assumptions.

The full text of the letter to shareholders follows below:

June 3, 2019

Dear Fellow EQT Shareholder:

Over the last six months, EQT Corporation’s (“EQT” or the “Company”) refreshed Board of Directors (the “Board”) and leadership team have significantly improved the Company’s financial and operational performance and transformed EQT into the premier, pure-play Appalachian exploration and production (“E&P”) company.

As the Company’s recent outperformance and last two quarterly results demonstrate, EQT’s ambitious plan is working. Management is delivering cost savings, increasing operational and capital efficiencies and achieving aggressive targets, including substantial increases in productivity, efficiencies and adjusted free cash flow. As a result, EQT is now among the Appalachian Basin’s low-cost leaders — enabling the Company to continue delivering free cash flow growth.

However, notwithstanding the new EQT leadership’s rapid progress, a group led by Toby Z. Rice and Derek A. Rice (the “Toby Rice Group”) seeks to take control of the Board at this year’s Annual Meeting of Shareholders in order to make wholesale changes to our leadership team. We believe that Toby Rice is singularly focused on installing himself as CEO and irresponsibly packing the Board and management team with his friends and family, which would disrupt EQT’s strong momentum and be value-destructive.

We urge you to vote for EQT’s refreshed Board and leadership team, which are already achieving strong results for our shareholders, by voting today on the GOLD universal proxy card “FOR” EQT’s 12 director nominees.

THE NEW EQT IS DELIVERING INDUSTRY-LEADING FREE CASH FLOW

Since EQT’s refreshed Board and management team assumed control in the fourth quarter of 2018, we have taken decisive and aggressive steps to transform EQT. We set out to optimize lateral lengths, spacing and operating cadence — while reducing costs — and, while there is more work to do, we have made tremendous progress to date:

• 45% year-over-year improvement in rig move efficiency (Q1’19 vs. Q1’18);

• 25% reduction in drilling days / 1,000 ft vs. Q4’18;

• 40% improvement in frac crew moves (Q1’19 vs. Q1’18); and

• 70% reduction in completion non-productive time (Q1’19 vs. Q1’18).

Our rapid progress in improving EQT’s operational efficiency has re-positioned the Company as a free cash flow machine. EQT has already delivered more than $300 million in adjusted free cash flow(1) over the past two quarters, and reduced net debt by approximately $500 million, positioning the new EQT as an industry free cash flow leader.

Over the last two quarters, EQT has outperformed 26 of 27 comparable U.S. E&P peers in terms of free cash flow generation. We also expect EQT to deliver $300 to $400 million of adjusted free cash flow(1) in 2019, which is forecasted to be higher than 90% of EQT’s peers based on IBES consensus estimates.

Building on progress to date in 2019, EQT is on track to deliver $2.9 billion of adjusted free cash flow(1) — representing 60% to 70% of our current market capitalization — over the next five years. Further upside is expected from the Company’s Target 10% Initiative, under which we expect to realize significant additional cost savings. These cost savings will come from areas including materials and services sourcing and contracting, additional water logistics and process improvements, commercial portfolio and scheduling optimization and further elimination of operational redundancy.

If fully realized, the Target 10% Initiative is expected to further raise EQT’s 2019 to 2023 cumulative adjusted free cash flow by $500 million to approximately $3.4 billion.(1) Your Board and management team are confident we have the right team in place and are taking the right steps to maximize shareholder value.

STRONG FUNDAMENTALS AND SUPERIOR OPERATING RESULTS
ARE DELIVERING INCREASED VALUE TO SHAREHOLDERS

Despite a difficult market, including commodity price headwinds, EQT has significantly outperformed peers’ total return to shareholders, demonstrating that the market is appreciating — and rewarding — the decisive actions taken by EQT’s Board and leadership team.

In fact, no Appalachian peer has outperformed EQT since the refreshed Board and management team assumed control following the spin-off of Equitrans Midstream Corporation in November 2018.

The Company’s remarkable progress underscores that the EQT Board and management team are embracing constructive disruption when it will yield improved results. EQT has successfully implemented tangible and significant changes that are responsibly and meaningfully driving performance improvement and value creation at EQT.

THE RICE TEAM HAS NEVER GENERATED POSITIVE FREE CASH FLOW

In contrast to the new EQT’s Board’s and management team’s proven ability to deliver results, the Toby Rice Group does not have experience running a company with EQT’s scale. In fact, Rice Energy never produced positive annual free cash flow while operating as a public company. Instead, Rice Energy burned through approximately $5 billion of capital from 2012 through the third quarter of 2017.

At the time, Rice Energy was an emerging growth company that prioritized drilling its best acreage to boost short-term production volumes. Now, Toby Rice wants shareholders to believe that he can not only operate a company that is substantially different and much larger, but also deliver free cash flow at EQT — something he never achieved at Rice Energy.

Simply put, the new EQT is focused on free cash flow generation — an area in which Toby Rice has no experience.

We think the Toby Rice Group’s claim that it can deliver an incremental $500 million in free cash flow from EQT’s plan is fictional and not credible. This claim is not supported by facts and is undermined by their own historical operating results.

In contrast, EQT’s Board and management team are focused on delivering returns and free cash flow and are already delivering strong results. Under the new Board and management team, we are confident EQT will continue to outperform its Appalachian peers.

We believe the choice is clear:

✔	Support the EQT team and the strategy that is delivering positive results by voting on the GOLD universal proxy card “FOR” EQT’s 12 director nominees; or

✖	Give up control of EQT to the Toby Rice Group, which is deeply conflicted and promises unrealistic free cash flow targets despite NEVER having generated positive free cash flow at Rice Energy.

PROTECT YOUR INVESTMENT BY SUPPORTING THE EQT BOARD AND MANAGEMENT
TEAM, WHICH ARE SUCCESSFULLY DELIVERING OUTSTANDING RESULTS

Your vote is extremely important. EQT’s independent nominees are aligned with the interests of EQT shareholders, and we believe they are better suited to continue to oversee EQT’s successful transformation. A vote for EQT’s 12 director nominees on the GOLD universal proxy card is a vote to support the ongoing successful execution of EQT’s proven cash flow plan and future value creation.

We urge you to vote today by telephone, internet or by signing, dating and returning the enclosed GOLD universal proxy card in the postage-paid envelope provided.

On behalf of your Board of Directors, thank you for your support.

Sincerely,

THE INDEPENDENT MEMBERS OF THE EQT BOARD OF DIRECTORS

If you have any questions, or need assistance in voting

your shares on the GOLD universal proxy card,
please call EQT’s proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-877-687-1866 (from the U.S. or Canada)

Or at (412) 232-3651 (From Other Locations)

Please discard and do NOT vote using any white proxy cards you may receive from the Toby Rice Group

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

This letter contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this letter specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow and anticipated cost savings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less EBITDA attributable to discontinued operations (a non-GAAP supplemental financial measure defined below), plus interest expense attributable to discontinued operations and cash distributions from discontinued operations, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019 and in the Company’s report on Form 10-K for the year ended December 31, 2018.

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018	Total
	(Thousands)
Net cash provided by operating activities	$871,287	$530,866	$1,402,153
(Deduct) / add back changes in other assets and liabilities	(223,934)	261,216	37,282
Operating cash flow	$647,353	$792,082	$1,439,435
(Deduct) / add back:
EBITDA attributable to discontinued operations(a)	—	(118,934)	(118,934)
Interest expense attributable to discontinued operations	—	19,452	19,452
Adjusted operating cash flow	$647,353	$692,600	$1,339,953
(Deduct):
Capital expenditures attributable to continuing operations	(476,022)	(558,351)	(1,034,373)
Adjusted free cash flow	$171,331	$134,249	$305,580

(a)         As a result of the separation of the Company’s midstream business from its upstream business and subsequent spin-off of Equitrans Midstream Corporation in November 2018, the results of operations of Equitrans Midstream Corporation are presented as discontinued operations in the Company’s Statements of Condensed Consolidated Operations. EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure reconciled in the section below.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort. Projected 2019 adjusted free cash flow is based on average NYMEX natural gas price (April to December) of $2.79 per MMbtu as of March 31, 2019. For the period 2020 through 2023, projected adjusted free cash flow is based on average NYMEX natural gas price of $2.85 per MMbtu for Henry Hub and ($0.45) local basis.

EBITDA Attributable to Discontinued Operations

EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure defined as income from discontinued operations, net of tax plus interest expense, income tax expense,

depreciation and amortization of intangible assets attributable to discontinued operations for the three months ended December 31, 2018.

The table below reconciles EBITDA attributable to discontinued operations with income from discontinued operations, net of tax, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations included in the Company’s report on Form 10-K for the year ended December 31, 2018.

Three Months Ended December 31, 2018
(Thousands)
Income (loss) from discontinued operations, net of tax	$(163,911)
Add back / (deduct):
Interest expense	19,452
Income tax benefit	(31,575)
Depreciation	22,243
Amortization of intangible assets	4,847
Impairment of goodwill	267,878
EBITDA attributable to discontinued operations	$118,934

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Contacts:

Analyst inquiries:

Blake McLean – Senior Vice President, Investor Relations and Strategy

412.395.3561

bmclean@eqt.com

Media inquiries:

Michael Laffin – Vice President, Communications

412.395.2069

MLaffin@eqt.com

On June 3, 2019, the Company revised its shareholder voting communications website - https://VoteGoldForEQT.com/ - to include a link to the June 3 News Release. The revised webpage appeared as follows: